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                                                                    EXHIBIT 12.1

                             GULFMARK OFFSHORE, INC.
              Computation of the Ratio of Earnings to Fixed Charges
                      (Amounts in thousands, except ratios)
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
                                                                                  THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                          MARCH 31,
                              ------------------------------------------------    -------------------
                               1993      1994      1995        1996      1997       1997        1998
                               ----      ----      ----        ----      ----       ----        ----
Income before tax from
     continuing operations    $1,493    $2,464    $   459     $5,482    $11,821    $ 1,442     $5,072
Interest Expense               2,237     2,408      2,801      3,936      4,803      1,226      1,638
Amortized Debt Expense            97       172        170        229        257         66        184
Minority Interest                 --        --       (154)        --         --        (92)        --
Interest Factor in Rent           73        82        110         95        106         24         26
                              ------    ------     ------     ------    -------    -------     ------
Earnings available for
     fixed charges            $3,900    $5,126    $ 3,386     $9,742    $16,987    $ 2,666     $6,920
                              ======    ======    =======     ======    =======    =======     ======

Interest expense              $2,237    $2,408    $ 2,801     $3,936    $ 4,803    $ 1,226     $1,638
Capitalized Interest              --        --         --         --        249         18        265
Amortized Debt Expense            97       172        170        229        257         66        184
Interest Factor in Rent           73        82        110         95        106         24         26
                              ------    ------    -------     ------    -------    -------     ------

Total fixed charges           $2,407    $2,662    $ 3,081     $4,260    $ 5,415    $ 1,334     $2,113
                              ======    ======    =======     ======    =======    =======     ======
Ratio of earnings to
     fixed charges            $  1.6    $  1.9    $   1.1     $  2.3    $   3.1    $   2.0     $  3.3
                              ======    ======    =======     ======    =======    =======     ======
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